Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DE 13-065

UNITIL ENERGY SYSTEMS, INC.

Tariff Filing for Step Adjustment, Increase to Annual Increment to the

Storm Reserve Fund and One-Year Extension of Storm Hardening Pilot Program

Order Approving Step Adjustment and Other Increases to Unitil Energy Systems, Inc.

Distribution Rate Base

O R D E R N O. 25,502

April 29, 2013

APPEARANCES: Gary Epler, Esq. on behalf of Unitil Energy Systems, Inc.; the Office of Consumer Advocate by Susan W. Chamberlain, Esq. on behalf of residential ratepayers and Suzanne G. Amidon, Esq. on behalf of Commission Staff.

I.	PROCEDURAL HISTORY

On February 28, 2013, Unitil Energy Systems, Inc. (UES or Company) filed proposed tariff pages in relation to an increase in distribution rates consistent with a step adjustment provided for in a Settlement Agreement approved by the Commission in Order No. 25,214 (April 26, 2011) in Docket No. DE 10-055, UES’s most recent distribution rate case. With the proposed tariff, UES filed an explanation of the request along with 2012 Reliability Enhancement Program (REP) and Vegetation Management Program (VMP) annual reports with related attachments. UES also included with its filing separate system reliability analyses and recommendations for the Capital and Seacoast regions in UES’s service territory.

In addition to the above, UES’s filing included a request to make permanent the one-year storm hardening pilot program that was approved by the Commission in Order No. 25,355 (April 30, 2012). In the instant filing, UES assumed that the one-time amount of $535,000 approved by Order No. 25,355 would remain in base rates. UES proposed to increase the funding from the

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pilot by adding $888,000 to the permanent storm hardening program bringing the total annual cost to $1,423,000. Finally, UES proposed to increase the annual revenue for its Major Storm Cost Reserve (MSCR) from $400,000 to $800,000.

According to the filing, for a residential default service customer using 600 kilowatt hours (kWh) per month, the total rate impact associated with the step adjustment, the storm hardening program and the MSCR would be a bill increase of $2.07 per month or an increase of 2.4%. The portion of the total monthly bill impact associated with the additional funding for the storm hardening program and the MSCR would be an increase of $0.94 or 1.1%

On March 26, 2013, the Commission issued order No. 25,477 suspending the tariffs and scheduling a hearing for April 15, 2013. The Office of Consumer Advocate (OCA) filed a letter on April 3, 2013 indicating that it would participate in the docket pursuant to RSA 363:28. On April 17, 2013, UES filed a letter modifying its request with respect to the storm hardening program.

II.	POSITIONS OF THE PARTIES AND STAFF

A. Unitil Energy Systems, Inc.

As stated in UES’s filing, the tariff pages are intended to implement a provision in the Settlement Agreement that provides for a step adjustment to its distribution rates effective May 1, 2013. Section 7 of the Settlement Agreement also required UES to file an annual report showing actual REP and VMP activities and costs for the previously calendar year and its planned activities and costs for the current calendar year. Actual and planned REP and VMP costs are to be reconciled with the revenue requirements associated with the actual planned capital additions and expenses.

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Consistent with the Settlement Agreement, UES’s proposed May 1, 2013 step adjustment consists of a number of components. The step adjustment reflects (1) 75% of actual changes to non-REP net plant in service between December 31, 2011 and December 31, 2012; (2) adjustments for the REP and VMP programs; and (3) an adjustment for the VMP reconciliation. According to the terms of the Settlement Agreement, the recoupment of temporary rates and rate case expense recovery, components of the step adjustment in prior years, ended as of April 30, 2012.

At the time of the Settlement Agreement, the Company forecasted the change in non-REP net plant in service to be $9,016,336 for 2012, but the actual amount spent was $7,834,633. Pursuant to the Settlement Agreement, the revenue requirement associated with those plant additions to be reflected in the 2013 step adjustment is based on 75% of the actual change in non-REP net plant in service during 2012, or $5,875,974. UES calculated the resulting revenue requirement associated with $5,875,974 to be $1,334,460 and the Company included that amount in its step adjustment computations. UES said that the difference between forecasted and actual change in non-REP net plant in service primarily resulted from the difference in the long-term capital spending forecast model that was used in the development of the Settlement Agreement and the final approved capital budget for 2012 which is prepared with more detail and specificity using current information and data at the start of each budget year.

Also pursuant to the Settlement Agreement, the 2013 step adjustment includes a revenue requirement of $384,854 associated with $1,985,913 of REP net plant in service additions that occurred in 2012, a VMP reconciliation over-collection of $163,962, the additional $888,000 proposed for the storm hardening program, and the additional $400,000 annual increment to the MSCR. The total revenue requirement for all components of the proposed May 1, 2013 step adjustment was $2,843,351.

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The Company reported that its actual REP capital expenditures in 2012 were $1,994,219, or $244,219 greater than the approved of $1,750,000 in REP spending. UES indicated that the spending over the approved amount was primarily related to $215,511 spent for projects that were originally budgeted in 2011, but were completed in 2012 due to delays in materials deliveries. In addition, UES spent $39,875 on a project not originally budgeted for 2012 that was implemented to install cut-outs and fuses.

In its 2012 REP/VMP annual report, UES included a summary of the results of the storm hardening pilot program. UES reported that the project was successful and that the pilot work helped prevent tree-related failures and subsequent electric incidents. UES testified that with the instant filing, it was requesting to make the project permanent for a total annual cost of $1,423,000 consisting of the $535,000 already in rate base plus an increment of $888,000. UES submitted additional support for the continuation of the program at hearing (Hearing Exhibit 3) which consisted of the Company’s responses to data requests promulgated by Staff. (See Technical Session Data Request Staff 1-3).

UES stated that the proposed increase in the MSCR was based on the average annual spending of the Company for storm costs which the Company calculated to be $655,763. According to UES, the MSCR balance is a deficit of $719,840 at December 31, 2012. Since then, the Company said that it had paid additional costs for storm events, such as costs related to the February 2013 blizzard. To address the projected deficit balance in the MSCR, the Company proposed to double the annual funding from $400,000 to $800,000 effective May 1, 2013. UES estimated that the increased amount would bring the MSCR to a positive balance and make funds

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available for use in paying costs associated with the damage caused by major storms. UES concluded by requesting that the Commission grant its request for a step adjustment including the non-REP revenue requirements, the annual increment of $400,000 to the MSCR, and the additional $888,000 for a permanent storm-hardening program.

On April 17, 2013, following the hearing, UES modified its request regarding the storm hardening in light of the discussion at hearing and the comments of Staff and the OCA. Instead of requesting a permanent program, the Company asked that the Commission approve an additional one-year period at a cost of $1,423,000. The Company also committed to actively consult with the Staff and the OCA to review the scope of the program and to consider methods to evaluate its success and benefits.

B. Office of Consumer Advocate

The OCA stated that it did not object to the step adjustment allowed by the Settlement Agreement in UES’s most recent distribution rate case but did strongly object to UES’s other requests for increases to the Company’s distribution rate base. The OCA asserted that there was no basis in the record for the proposed additional increases and that UES should wait until the next rate case, scheduled for 2016, for consideration of the proposed increases related to the MSCR and the pilot program extension.

C. Staff

Staff said that it had reviewed the filing and determined that the step adjustment allowed by the Settlement Agreement was appropriately calculated. Staff said that it would conduct a more thorough review the Company’s 2012 reliability reports for the Seacoast and Capital regions and that the review could be part of the system reliability review contemplated by the Settlement Agreement. Staff also stated that the Company had based the requested increase to

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the MSCR on the average annual cost of storms for the period 2007 through the present and said that there appeared to be a reasonable basis for the proposed $400,000 annual revenue increase to the MSCR.

With respect Company’s request to make permanent the storm hardening program, Staff said that the Commission’s Order approving the pilot program had directed UES “to provide a full report of the pilot program, including costs to implement, activities performed and cost/benefit analyses, to allow a full evaluation of the program.” Order No. 25,355 (April 30, 2012) at 5. The Staff said that UES had not notified Staff prior to the filing, of its intention to request that the pilot program be made permanent, that the filing presented insufficient information to allow a full evaluation of the program, and that UES provided data request responses which included UES’s “Storm Resiliency Pilot Program 2012 Cost Benefit Analysis” on the afternoon of Friday, April 12, 2013, thus making it impossible for either Staff or the OCA to review the report.

Staff stated that regardless of the incomplete evaluation of the program, Staff recognized the benefits to the storm hardening program and that the program represented a reasonable and thoughtful measure to improve response to storms by taking preventive measures. Staff recommended that the Company be allowed to continue to the program for another year at the requested funding level of $1,423,000 provided that UES analyzes and documents the results of the program and provides its review to Staff and the OCA with sufficient time for a full investigation prior to the Company requesting any further extension of the pilot.

III.	COMMISSION ANALYSIS

We have reviewed the filing and have considered the testimony and positions offered at hearing. We note that Staff agreed with UES’s calculation of the revenue requirement to be

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recovered through distribution rates, and that the Company attested that the allocation to customer classes were calculated in a manner consistent with the Settlement Agreement we approved in Docket DE 10-055. Based on our review, we find that the proposed step increase is consistent with the Settlement Agreement in Docket DE 10-055 and results in just and reasonable rates pursuant to RSA 378:7. Therefore, we approve the step-adjustment to distribution rates effective with service rendered on and after May 1, 2013.

We also approve the Company’s request to increase the annual revenue to the MSCR from $400,000 to $800,000. While this doubles the funding of the MSCR, we appreciate the fact that major storms have occurred on a more frequent basis in recent years and without an increase to the MSCR, UES could be running a significant deficit in the MSCR for a number of years and customers would have to pay the carrying costs associated with the deficit. We find it just and reasonable to adequately fund the MSCR.

Regarding the proposal to extend the storm hardening program, we note that UES in its April 17, 2013 filing agreed with Staff’s recommendation that the program continue for one additional year at the funding level of $1,423,000, and that the Company further agreed to work closely with Staff and the OCA in reviewing and assessing the costs and benefits of the pilot. We concur with Staff that some measure of benefits has resulted from the storm hardening pilot and, therefore, we approve the continuation of the storm hardening pilot program for a period of one year at the funding level of $1,423,000. We direct the Company to closely consult with Staff and the OCA, including meeting with the Staff and OCA as needed, during the course of UES’s analysis and review of the pilot program.

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UES estimated that, as a result of all the adjustments it requested in this filing, a residential customer taking default service using 600 kWh per month will experience a monthly bill increase of $2.07 per month or 2.4%. According to UES, the additional funding for the storm hardening pilot and the increase to the annual revenue for the MSCR accounts for $0.94, or 1.1%, of the monthly increase for a residential customer using 600 kWh per month. Based on the foregoing analysis, we find that the amount of the increase to the MSCR and the storm hardening program is reasonable pursuant to RSA 378:7 and approve the adjustment to distribution rates related to these increases to be effective with service rendered on and after May 1, 2013.

Based upon the foregoing, it is hereby

ORDERED, that Unitil Energy Systems, Inc.’s request to increase its distribution rates to recover a total additional revenue requirement of $2,843,351 pursuant to the Settlement Agreement approved in Docket DE 10-055 and related to the Company’s request to increase funding to the MSCR and to continue the storm-hardening pilot program with increased funding for one year, is hereby GRANTED; and it is

FURTHER ORDERED, that UES shall consult with Staff and the OCA during the course of UES’s review and analysis of the storm hardening pilot program and shall prepare a full report of the pilot, including costs to implement, activities performed and cost/benefit analysis, to be filed no later than January 17, 2014 with the OCA and Staff; and it is

FURTHER ORDERED, that UES shall file a compliance tariff with the Commission in accordance with N.H. Code Admin. Rules Puc 1603 no later than 30 days from the date of this Order.

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By order of the Public Utilities Commission of New Hampshire this twenty-ninth day of April, 2013.

/s/ Amy L. Ignatius	/s/ Michael D. Harrington	/s/ Robert R. Scott
Amy L. Ignatius	Michael D. Harrington	Robert R. Scott
Chairman	Commissioner	Commissioner

Attested by:

/s/ Debra A. Howland
Debra A. Howland
Executive Director